Moody POS AM

EXHIBIT 21

Subsidiaries

Moody National Operating Partnership I, L.P. (Delaware)

Moody National Perimeter REIT JV Member, LLC (Delaware)

Moody National RI Perimeter JV, LLC (Delaware)

Moody National RI Perimeter Holding, LLC (Delaware)